                                                                    EXHIBIT 10.3


                                 PURCHASE AGREEMENT,


                             dated as of March 23, 1995,


                                       between


                                 RSx HOLDINGS, INC.,

                                      as Issuer,


                                         and


                                      MCIT PLC,

                                    as Purchaser,


                                         for


                           $11,000,000 Principal Amount of
                           13 1/2% Notes due April 30, 2005


                                         and


                       3,000 5.0% Series A PIK Preferred Shares


                                         and


                               23,810 Common Shares.

                                PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT, dated as of March 23, 1995, between RSx HOLDINGS, INC., a Delaware corporation (the "COMPANY"), and MCIT PLC, a public company incorporated in England (the "PURCHASER"),


                               W I T N E S S E T H:


    WHEREAS, TJC (such and other capitalized terms are used herein with the meanings provided in SECTION 1.1) has formed the Company and RSx Acquisition, Inc., a Delaware corporation ("RSX, INC."), to acquire Rockshox, Inc., a California corporation ("OLD ROCKSHOX"), which is engaged in the manufacture and marketing of bicycle suspension systems, from the three individuals (collectively, the "SELLERS") named in ITEM 3.6 ("Sellers") of the Disclosure Schedule for an aggregate consideration of $49,550,000, and

    WHEREAS, the Company and RSx, Inc. are entering into with the Sellers a stock purchase agreement, to be dated as of the Closing Date (as so originally executed and delivered in the form furnished to the Purchaser in connection with the execution and delivery of this Agreement, together with all amendments thereto consented to by the Purchaser, the "ACQUISITION AGREEMENT"), pursuant to which

         (a) RSx, Inc. will acquire approximately 78.81% of the issued and outstanding Capital Stock of Old RockShox in exchange for $39,050,000, payment of $250,000 of which will be deferred in accordance with the terms of the Acquisition Agreement, and

         (b) the Company will acquire approximately 21.19% of the issued and outstanding Capital Stock of Old RockShox in exchange for $6,000,000 of Seller Subordinated Notes, 4,000 Series B Preferred Shares and 50,000 Common Shares,

(collectively, the "ACQUISITION"); and

    WHEREAS, effective immediately upon the occurrence of the Acquisition,

         (a) the Company will acquire RSx, Inc. as its wholly-owned Subsidiary in exchange for contributing to RSx, Inc., INTER ALIA, all of the Capital Stock of Old RockShox acquired by the Company in the Acquisition (the "REORGANIZATION"); and

         (b) Old RockShox will merge (the "MERGER") with RSx, Inc., and RSx, Inc., as the corporation surviving the Merger ("SURVIVING ROCKSHOX"), will be renamed "RockShox, Inc."; and

    WHEREAS, the Company and RSx, Inc. are entering into a credit agreement, to be dated as of March 24, 1995 (as so originally executed and delivered in the form furnished to the Purchaser in connection with the execution and delivery of this Agreement, the "SENIOR CREDIT AGREEMENT"), with The First National Bank of Chicago ("FNBC"), as lender (together with such other institutional lenders as are or from time to time hereafter become parties thereto, the "SENIOR LENDERS") and as the agent (the "SENIOR AGENT") for the Senior Lenders, pursuant to which the Senior Lenders will extend credit to RSx, Inc. and Surviving RockShox in an aggregate principal amount not to exceed $36,000,000 at any one time outstanding, including for purposes of making payments aggregating approximately $33,000,000 under the Acquisition Agreement and related documents; and

    WHEREAS, the Company is entering into with each Person (collectively, the "STOCKHOLDERS") identified in ITEM 3.5 ("Stockholders") of the Disclosure Schedule a subscription and stockholders' agreement, to be dated as of the Closing Date (as originally executed and delivered in the form furnished to the Purchaser in connection with the execution and delivery of this Agreement, the "STOCKHOLDERS' AGREEMENT"), pursuant to which each of the following groups of Stockholders will agree to purchase Capital Stock of the Company as follows:

         (a) the individuals named under the caption "Providers (including Jordan Parties), I.E. Directors, Brokers, ET.AL." of such ITEM 3.5, collectively 2,380 Common Shares; and

         (b)  various Jordan Principals, collectively 23,810 Common Shares; and

    WHEREAS, the Company has authorized the sale to the Purchaser, and the Purchaser is willing on the terms and conditions hereinafter set forth (including ARTICLE III) to purchase through its nominees, MCIT (Existing Pool) Limited (the "EXISTING POOL NOMINEE") and MCIT (New Pool) Limited (the "NEW POOL NOMINEE" and collectively with the Existing Pool Nominee, the "NOMINEES"),

         (a) $11,000,000 principal amount of 13 1/2% promissory notes in the form of EXHIBIT A hereto due April 30, 2005, with the initial annual prepayment thereof due on April 30, 2003;

         (b) 3,000 Series A Preferred Shares, representing on the Closing Date 100% of the Preferred Shares of such Series to be issued and outstanding on the Closing Date; and

         (c) 23,810 Common Shares, representing in the aggregate on the Closing Date

              (i) 23.81% of the authorized Common Shares which will then be issued and outstanding, and

              (ii) the economic equivalent of 21.429% of the aggregate number of authorized Common Shares after giving full dilutive effect to the maximum number of SARs which may from time to time be awarded to management of the Company other than the Management Stockholders;

    NOW, THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

    SECTION 1.1 DEFINED TERMS. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

    "ACQUISITION" is defined in CLAUSE (B) of the SECOND RECITAL.

    "ACQUISITION AGREEMENT" is defined in the SECOND RECITAL.

    "ACQUISITION DOCUMENT" means each of the Acquisition Agreement, the Management Employment Agreements and the Seller Non-Competition Agreements.

    "AFFILIATE" of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).

    "AGREEMENT" means, on any date, this Purchase Agreement as originally in effect and as thereafter from time to time amended, supplemented or otherwise modified and in effect on such date.

    "APPROVAL" means, relative to the Company or any Subsidiary, each approval, consent, filing or registration by or with any Federal, state or other regulatory authority necessary to authorize or permit the execution, delivery or performance of

         (a) this Agreement, the Notes, the Pledge Agreement, the Deferred Limited Interest Guaranty or any other Purchase Document or the Stockholders' Agreement or for the validity or enforceability hereof or thereof;

         (b)  the Acquisition Documents; and

         (c) the Senior Credit Agreement or any Senior Loan Documents executed and delivered by the Company (including the Senior Turnover Letter), RSx, Inc. or Surviving RockShox or any Subsidiary pursuant thereto or for the validity or enforceability thereof.

    "AUTHORIZED OFFICER" means, relative to either Obligor, those of its officers whose signatures and incumbency shall have been certified to the Purchaser pursuant to CLAUSE (A)(II) of SECTION 3.2.

    "BUSINESS DAY" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

    "CAPITAL STOCK" means, relative to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, partnership interests and other indicia of ownership of such Person.

    "CERTIFICATE OF MERGER" means collectively the Certificate of Ownership to be filed with the Secretary of State of the State of California and the Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware, in each case in the form furnished to the Purchaser in connection with the execution and delivery of this Agreement.

    "CHANGE OF CONTROL" means

         (a) the sale, lease or transfer of all or substantially all the assets of the Company to any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) other than the Jordan Parties;

         (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) the Company;

         (c) the acquisition by any Person or group (as so defined) (other than the Jordan Parties and, at any time when Section 6.2 of the Stockholders' Agreement shall continue to be in full force and effect, the Management Stockholders) of a direct or indirect majority in interest (more than 50%) of the Voting Stock of the Company by way of merger or consolidation or otherwise;

         (d) any transaction the result of which is that any Person or group (as so defined) (other than, at any time when Section 6.2 of the Stockholders' Agreement shall continue to be in full force and effect, the Management Stockholders) beneficially owns, directly or indirectly, more of the Voting Stock of the Company than is owned beneficially, directly or indirectly, by the Jordan Parties;

         (e) after the first sale of common equity by the Company pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding Voting Stock of the Company being held by the public,

              (i) the Jordan Parties own beneficially, directly or indirectly, less than 25% of the aggregate amount of Voting Stock of the Company, or

              (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least
          66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

         (f) any "Change of Board" or "Change of Control", in each case as defined in the Senior Credit Agreement as in effect on the date hereof.

    "CLOSING" is defined in SECTION 2.3.

    "CLOSING DATE" is defined in SECTION 2.3.

    "CODE" means the Internal Revenue Code of 1986, as amended, reformed, or otherwise modified from time to time.

    "COMMON SHARE" means a share of common stock, $0.01 par value per share, of the Company as authorized by the Company Certificate of Incorporation.

    "COMPANY" is defined in the PREAMBLE.

    "COMPANY CERTIFICATE OF INCORPORATION" means the amended and restated certificate of incorporation of the Company in the form furnished to the Purchaser prior to the execution and delivery of this Agreement.

    "CONSULTING SERVICES AGREEMENT" is defined in CLAUSE (B) of SECTION 3.8.

    "CONTRACTUAL OBLIGATION" means, relative to the Company or any Subsidiary, any provision of any security issued by it or of any Instrument or undertaking to which it is a party or by which it or any of its property is bound.

    "CONTROLLED GROUP" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or section 4001(b)(1) of ERISA.

    "DEFAULT" means

         (a) any Event of Default or any condition or event which, after notice or lapse of time or both, would constitute an Event of Default; and

         (b) any condition or event which has resulted in, or would (including after notice or lapse of time or both) permit, any or all of the monetary obligations of RSx, Inc. or Surviving RockShox or any of its Subsidiaries under the Senior Credit Agreement to be declared immediately due and payable prior to their stated maturity.

    "DEFERRED LIMITED INTEREST GUARANTY" is defined in SECTION 3.4.

    "DISCLOSURE SCHEDULE" means SCHEDULE I attached hereto.

    "ENVIRONMENTAL CLAIM" is defined in CLAUSE (A)(I) of SECTION 5.12.

    "ENVIRONMENTAL LAWS" means all Federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees or directives imposing liability or standards of conduct relating to the environment, industrial hygiene, land use or the protection of human health and safety, natural resources, pollution or waste management.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

    "EVENT OF DEFAULT" is defined in SECTION 7.1.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXISTING POOL NOMINEE" is defined in the SIXTH RECITAL.

    "FINANCING MEMORANDUM" is defined in SECTION 5.18.

    "FISCAL QUARTER" means each period of three consecutive calendar months ending on each June 30, September 30, December 31 and March 31.

    "FISCAL YEAR" means a period of 12 consecutive calendar months ending on each March 31; references to a Fiscal Year with a number corresponding to any calendar year (E.G., "the 1996 Fiscal Year") refer to the Fiscal Year ending on March 31 of such calendar year.

    "FNBC" is defined in the FOURTH RECITAL.

    "FNBC INTERCREDITOR LETTER" is defined in CLAUSE (B) of SECTION 3.3.

    "FNBC TURNOVER LETTER" is defined in CLAUSE (C) of SECTION 3.9.

    "F.R.S. BOARD" means the Board of Governors of the Federal Reserve System or any successor thereto.

    "GAAP" is defined in SECTION 1.4.

    "GUARANTY" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection) or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

    "HAZARDOUS MATERIAL" means:

         (a) any substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "TLCP" toxicity or "EP" toxicity;

         (b) any oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;

         (c) any flammable substances or explosives or any radioactive materials; or

         (d) any asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

    "HEREIN", "HEREOF", "HERETO", "HEREUNDER" and similar terms contained in this Agreement or any other Purchase Document refer to this Agreement or such other Purchase Document, as the case may be, as a whole and not to any particular Article, Section, paragraph or provision of this Agreement or such other Purchase Document.

    "INCLUDING" means including without limiting the generality of any description preceding such term.

    "INDEBTEDNESS" of any Person means, without duplication:

         (a) all obligations of such Person for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid;

         (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

         (c)  all other items

              (i) which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person (including any leasing or similar arrangement which in accordance with generally accepted accounting principles is (or should be) classified as a capitalized lease) as of the date at which Indebtedness is to be determined, and

              (ii) which are incurred as a financing, whether or not in the ordinary course of business;

         (d) whether or not so included as liabilities in accordance with GAAP,

              (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business which are not overdue by more than 90 days) and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; PROVIDED, HOWEVER, that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such property, the amount of such Indebtedness shall be limited to the fair market value of such property; and

              (ii)  all Guaranties made by such Person; and

         (e) net obligations under interest rate swap, exchange or cap agreements.

    "INDEMNIFIED LIABILITY" is defined in SECTION 8.4.

    "INDEMNIFIED PARTY" is defined in SECTION 8.4.

    "INSTITUTIONAL HOLDER" means the Purchaser (so long as it or its nominee shall hold a Note or other Subject Security) and each other financial institution which shall hold a Note or other Subject Security (other than a financial institution which acquired all of the other Subject Securities held by it in a distribution to the public or as the direct or indirect transferee of Subject Securities acquired in such a distribution).

    "INSTRUMENT" means any contract, agreement, indenture, mortgage, document or other writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken or any Lien (or right or interest therein) is granted or perfected.

    "INTELLECTUAL PROPERTY" is defined in SECTION 5.11.

    "INTERCOMPANY CONSULTING AGREEMENT" is defined in CLAUSE (C) of
SECTION 3.8.

    "JORDAN PARTY" means TJC, its Affiliates (other than the Company and Subsidiaries) and the Purchaser and, with respect to each of the foregoing,

         (a) each general partner, each limited partner and employee thereof or any Affiliate thereof as of the Closing Date;

         (b) any 50% (or more) owned Subsidiary of any one (or jointly of more than one of any) Person specified in CLAUSE (A); and

         (c) the spouse or any immediate family member of any Person specified in CLAUSE (A) or any trust solely for the benefit of any such Person or the spouse or any immediate family member of such Person.

    "JORDAN PRINCIPAL" means

         (a)  each partner, executive or employee of TJC;

         (b) any wholly-owned Subsidiary of any one (or jointly of more than one of any) Person specified in CLAUSE (A); and

         (c) the spouse or any immediate family member of any Person specified in CLAUSE (A) or any trust solely for the benefit of any such Person or the spouse or any immediate family member of such Person.

    "JZAI" means Jordan/Zalaznick Advisers, Inc., a Delaware corporation.

    "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

    "MANAGEMENT EMPLOYMENT AGREEMENT" means each employment agreement, dated the Closing Date, between the Company and each Management Stockholder.

    "MANAGEMENT INCENTIVE PAYMENT" is defined in CLAUSE (C) of SECTION 6.2.5.

    "MANAGEMENT STOCKHOLDER" means each Stockholder identified under the caption "Management" of ITEM 3.5 ("Stockholders") of the Disclosure Schedule.

    "MATERIALLY ADVERSE EFFECT" means, with respect to any Person, an effect, resulting from any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), materially adverse to the consolidated properties, business prospects, operations, earnings, assets, liabilities, or condition (financial or otherwise) of such Person and its Subsidiaries.

    "MCIT" is defined in the PREAMBLE.

    "MERGER" is defined in CLAUSE (B) of the THIRD RECITAL.

    "NEW POOL NOMINEE" is defined in the SIXTH RECITAL.

    "1994 AUDITED FINANCIAL STATEMENT" is defined in CLAUSE (A) of SECTION 5.4.

    "NOMINEE" is defined in the SIXTH RECITAL.

    "NOTE" means each promissory note of the Company, dated the Closing Date, substantially in the form of EXHIBIT A attached hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time) and all other promissory notes accepted from time to time in substitution, replacement or renewal therefor, including pursuant to SECTION 4.8 or 4.9.

    "NOTEHOLDER" means at any time each Person (including each Nominee) then registered in accordance with SECTION 4.7 as the owner of a Note.

    "OBLIGATIONS" means all obligations of the Company with respect to the repayment or performance of all obligations (monetary or otherwise) of the Company arising under or in connection with the Notes or under this Agreement or any other Purchase Document in respect of the Notes, the Indebtedness evidenced thereby or to any Person as the holder of a Note.

    "OBLIGOR" means the Company, RSx, Inc. or Surviving RockShox.

    "OLD ROCKSHOX" is defined in the FIRST RECITAL.

    "OR" is not exclusive.

    "ORGANIC DOCUMENT" means, relative to the Company or any Subsidiary, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of Capital Stock.

    "PERSON" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

    "PLAN" means

         (a) a "pension plan," as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA; or

         (b) a "welfare plan," as such term is defined in section 3(1) of ERISA.

    "PLEDGE AGREEMENT" is defined in CLAUSE (A) of SECTION 3.3.

    "PREFERRED SHARE" means a share of Preferred Stock, $1.00 par value per share, of the Company as authorized by the Company Certificate of Incorporation.

    "PRO FORMA FINANCIAL INFORMATION" is defined in CLAUSE (B) of SECTION 5.4.

    "PURCHASE DOCUMENT" means this Agreement, the Notes, the Deferred Limited Interest Guaranty, the Pledge Agreement and each other Instrument executed and delivered by the Company or any Subsidiary to the Purchaser or any Noteholder pursuant hereto, whether or not mentioned herein.

    "PURCHASER" is defined in the PREAMBLE.

    "QUINN" means Thomas H. Quinn, to be elected in accordance with Section 6.2 of the Stockholders' Agreement as one of the two Board Advisors.

    "REORGANIZATION" is defined in CLAUSE (A) of the THIRD RECITAL.

    "REQUIRED NOTEHOLDERS" means, at any time, Noteholders owning 51% or more of the then outstanding principal amount of the Notes.

    "RSX, INC." is defined in the FIRST RECITAL.

    "RSX, INC. CERTIFICATE OF INCORPORATION" means the certificate of incorporation of RSx, Inc. in the form furnished to the Purchaser prior to the execution and delivery of this Agreement.

    "SAR" means stock appreciation, phantom stock, incentive stock or similar contractual rights arising under stock-based incentive or compensation plans or programs established by the Company for employees other than Management Stockholders which do not involve any issuance of any Capital Stock or other securities convertible thereinto and which, in the aggregate, do not dilute the economic interests in the Company represented by the Common Shares acquired by all Stockholders on the Closing Date by more than 10%.

    "SEC" means the Securities Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SELLER" is defined in the FIRST RECITAL.

    "SELLER NON-COMPETITION AGREEMENT" means the non-competition agreements, dated the Closing Date, between the Company and each Seller.

    "SELLER SUBORDINATED NOTE" is defined in CLAUSE (C)(III) of SECTION 3.6.

    "SENIOR AGENT" is defined in the FOURTH RECITAL.

    "SENIOR CREDIT AGREEMENT" is defined in the FOURTH RECITAL. At any time after the Closing Date, "SENIOR CREDIT AGREEMENT" also means the Senior Credit Agreement as originally executed and delivered, together with

         (a) each successor Instrument pursuant to which Surviving RockShox obtains from other financial institutions loans to refinance Indebtedness outstanding under the Senior Credit Agreement in effect on the date of such refinancing; PROVIDED, HOWEVER, that such successor Instrument shall contain no limitations of the nature referred to in CLAUSE (B) of SECTION 6.2.7 which are collectively more restrictive in any material respect than the comparable limitations contained in the Senior Credit Agreement in effect on the date of such refinancing; and

         (b) all amendments, supplements, extensions, renewals and other modifications made thereto or to any such successor Instrument from time to time after the Closing Date in accordance with CLAUSE (C) of SECTION 6.2.7.

    "SENIOR LENDER" is defined in the FOURTH RECITAL.

    "SENIOR LOAN" means a loan outstanding under the Senior Credit Agreement.

    "SENIOR LOAN DOCUMENT" means any Loan Document as defined in the Senior Credit Agreement as in effect on the Closing Date.

    "SENIOR PLEDGE AGREEMENT" is defined in CLAUSE (B) of SECTION 3.9.

    "SERIES A PREFERRED SHARE" means a Preferred Share issued as a 5.0% Series A Pay in Kind Preferred Share.

    "SERIES B PREFERRED SHARE" means a Preferred Share issued as a 5.0% Series B Cumulative Preferred Share.

    "STOCKHOLDER" is defined in the FIFTH RECITAL.

    "STOCKHOLDERS' AGREEMENT" is defined in the FIFTH RECITAL.

    "SUBJECT SECURITY" is defined in SECTION 2.1.

    "SUBSIDIARY" of any corporation means any other corporation 51% or more of the outstanding shares of Voting Stock of which is owned directly or indirectly by such corporation, and, except as otherwise indicated herein, references to Subsidiaries refer to Subsidiaries of the Company.

    "SURVIVING ROCKSHOX" is defined in CLAUSE (B) of the THIRD RECITAL.

    "TAX SHARING AGREEMENT" is defined in CLAUSE (A) of SECTION 3.8.

    "TAXES" is defined in SECTION 4.10.

    "TJC" means The Jordan Company, a New York partnership.

    "TJC MANAGEMENT" means TJC Management Corporation, a Delaware corporation, or its assignees.

    "VOTING STOCK" means, relative to any Person, stock or similar equity interests of such Person, pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors (or persons performing similar functions), managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

    SECTION 1.2. USE OF DEFINED TERMS. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule, each Note and any other Purchase Document or any notice or other communication delivered from time to time in connection with any Purchase Document.

    SECTION 1.3. CROSS-REFERENCES. Unless otherwise specified, references in this Agreement and in each other Purchase Document to any Article or Section are references to such Article or Section of this Agreement or such other Purchase Document, as the case may be, and unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Section, Article or definition.

    SECTION 1.4. ACCOUNTING AND FINANCIAL DETERMINATIONS. Unless otherwise specified, all accounting terms used herein or in any other Purchase Document shall be interpreted, all accounting determinations and computations hereunder or thereunder for periods after the Closing Date shall be made and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with generally accepted accounting principles (subject, in the case of financial information as at the close of any period other than a Fiscal Year, to the absence of footnotes and year-end adjustments) as in effect on the date hereof and applied consistently with the 1994 Audited Financial Statements ("GAAP").


                                   ARTICLE II

                        PURCHASE AND SALE OF SECURITIES

    SECTION II.I. PURCHASE COMMITMENT. The Purchaser hereby severally agrees, subject to the terms and conditions of this Agreement (including ARTICLE
III), to purchase from the Company, and the Company hereby agrees to sell to the Purchaser, at the Closing the following securities (collectively, the "SUBJECT SECURITIES"):

         (a) $11,000,000 principal amount of Notes, allocated between the Nominees as follows:

         Existing Pool Nominee             $5,500,000
         New Pool Nominee                  $5,500,000;

         (b) 3,000 Series A Preferred Shares, at $1,000 per share, allocated between the Nominees as follows:

         Existing Pool Nominee             1,500 shares
         New Pool Nominee                  1,500 shares; and

         (c) 23,810 Common Shares, at $10.00 per share, allocated between the Nominees as follows:

         Existing Pool Nominee             11,905 shares
         New Pool Nominee                  11,905 shares

    SECTION 11.2. ISSUE PRICE. The Company and the Purchaser agree that, for purposes of section 1271 ET SEQ. of the Code, the issue price of each Note is 100% of its principal amount and the issue price of each Series A Preferred Share and Common Share is the price set forth respectively for such Subject Security in SECTION 2.1, and that this agreement is intended to constitute an agreement as to the issue price for all Federal and other income tax purposes.

    SECTION II.3. CLOSING. The sale of the Notes and the other Subject Securities shall take place at a closing (the "CLOSING") at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 a.m., local time, on March 24, 1995 or such other Business Day on or prior to March 30, 1995 as may be agreed upon by the Company and the Purchaser (the "CLOSING DATE"). At the Closing, the Company will deliver to each Nominee.

         (a) a single Note (or such greater number of Notes as the Purchaser may request) in the aggregate principal amount set forth opposite such Nominee's name in CLAUSE (A) of SECTION 2.1, dated the Closing Date, and registered in such Nominee's name (or in the name of another nominee of the Purchaser),

         (b) a certificate (or such greater number of certificates as the Purchaser may request) representing the aggregate number of Series A Preferred Shares set forth opposite such Nominee's name in CLAUSE (B) of
    SECTION 2.1, dated the Closing Date, and registered in such Nominee's name (or in the name of another nominee of the Purchaser), and

         (c) a certificate (or such greater number of certificates as the Purchaser may request) representing the aggregate number of Common Shares set forth opposite such Nominee's name in CLAUSE (C) of SECTION 2.1, dated the Closing Date, and registered in such Nominee's name (or in the name of another nominee of the Purchaser), each against delivery by such Nominee to the Company of immediately available funds in the amount of the purchase price therefor. If at the Closing the COmpany shall fail to tender to either Nominee the Subject Securities as provided above in this Section or any of the conditions specified in
ARTICLE III shall not have been fulfilled to the Purchaser's satisfaction, the Purchaser shall, at its election, be received of all further obligations under this Agreement.

                                  ARTICLE III

                             CONDITIONS TO CLOSING

    The Purchaser's obligation to purchase and pay for the Subject Securities is subject to the fulfillment, to the Purchaser's satisfaction, prior to, at or concurrently with the Closing, of all of the following conditions:

    SECTION III.1. CERTIFICATES OF INCORPORATION. Each of the following shall have occurred (and the Purchaser shall have received from each of the Company and Surviving RockShox a certificate, date the Closing Date, of its Secretary or Assistant Secretary in the form of EXHIBIT B hereto confirming INTER ALIA that):

         (a) the Company and RSx, Inc. shall have adopted and duly filed with the Secretary of State of the State of Delaware the Company Certificate of Incorporation and the RSx, Inc. Certificate of Incorporation, respectively, and, in the case of the RSx, Inc. Certificate of Incorporation, the authorized Capital Stock shall, after giving effect to the filing of the Certificate of Merger, consist exclusively of the Pledged Shares (as defined in the Pledge Agreement); and

         (b) no further amendments or modifications to the Company Certificate of Incorporation or the Surviving RockShox Certificate of Incorporation shall have been adopted or filed.

    SECTION III.2. RESOLUTIONS, ETC. The Purchaser shall have received:

         (a) from each of the Company and Surviving RockShox, a certificate, dated the Closing Date, in the form of EXHIBIT C hereto as to:

              (i) resolutions of its Board of Directors then in full force and effect authorizing (x) in the case of the Company, the issuance of the Subject Securities and the execution, delivery and performance of this Agreement, the Pledge Agreement and each other Purchase Document to be executed by it and the Stockholders' Agreement (y) in the case of Surviving RockShox, the execution, delivery and performance of the Deferred Limited Interest Guaranty, and

              (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Purchase Document executed by it and the Stockholders' Agreement; and

         (b) such other documents (certified if requested) as the Purchaser may reasonably request with respect to any Organic Document, Contractual Obligation or Approval.

    SECTION III.3. PLEDGE AGREEMENT, ETC. The Purchaser, as agent for the Noteholders, shall have received:

         (a) counterparts of a pledge agreement, dated the Closing Date (as amended, supplemented and otherwise modified from time to time, the "PLEDGE AGREEMENT"), duly executed by an Authorized Officer of the Company in substantially the form of EXHIBIT D hereto; and

         (b) an intercreditor agreement, dated the Closing Date (as amended, supplemented and otherwise modified from time to time, the "FNBC INTERCREDITOR LETTER"), in the form of ATTACHMENT 2 to the Pledge Agreement duly executed on behalf of the Senior Agent.

    SECTION III.4. DEFERRED LIMITED INTEREST GUARANTY. Surviving RockShox shall have executed and delivered to the Purchaser, as agent for the Noteholders, a guaranty agreement, dated the Closing Date (as amended, supplemented and otherwise modified from time to time, the "DEFERRED LIMITED INTEREST GUARANTY"), in substantially the form of EXHIBIT E hereto.

    SECTION III.5. OTHER STOCKHOLDER PURCHASES. Each of the following shall have occurred (and the Purchaser shall have received a certificate, dated the Closing Date, in the form of EXHIBIT F hereto confirming INTER ALIA that):

         (a) the Company shall have entered into with each of the Stockholders (other than the Purchaser) the Stockholders' Agreement in the form furnished to the Purchaser prior to the execution and delivery of this Agreement; and

         (b) the Company shall have sold to all Stockholders (other than the Management Stockholders and the Purchaser) pursuant to the Stockholders' Agreement the respective number of shares of Capital Stock shown in
    ITEM 3.5 ("Stockholders") of the Disclosure Schedule and received $261,900 in payment therefor in good funds.

    SECTION III.6. SATISFACTION OF CONDITIONS TO ACQUISITION. Each of the following shall have occurred (and the Purchaser shall have received a certificate, dated the Closing Date, in the form of EXHIBIT G hereto confirming INTER ALIA that):

         (a) the Acquisition Agreement shall be in full force and effect, and no material term or condition thereof shall have been amended, waived or otherwise modified;

         (b) all material conditions in the Acquisition Agreement to the consummation of the Acquisition shall have been satisfied without recourse to any provision permitting the waiver by the Company or RSx, Inc. of any condition, obligation, covenant or other requirement;

         (c) the Acquisition shall be consummated simultaneously with the Closing in exchange for

              (i) $38,000,000 in cash and $800,000 by forgiveness of Indebtedness,

              (ii)  50,000 Common Shares,

              (iii) 4,000 Series B Preferred Shares, and

              (iv) $6,000,000 aggregate original principal amount of promissory notes (the "SELLER SUBORDINATED NOTES") to the Sellers in the respective principal amounts set forth opposite their names in
         ITEM 3.6 ("Sellers") of the Disclosure Schedule in the form furnished to the Purchaser prior to the execution and delivery of this Agreement and attached to such certificate; and

         (d) each Seller shall have entered into a Seller Non-Competition Agreement with the Company in accordance with Sections 12.2(d) and 12.3(e) of the Acquisition Agreement;

         (e) each Seller identified underneath the caption "Management Stockholders" of ITEM 3.5 ("Stockholders") of the Disclosure Schedule shall have entered into a Management Employment Agreement with the Company in accordance with Sections 12.2(d) and 12.3(d) of the Acquisition Agreement; and

         (f) the aggregate amount of all bonuses due to employees of Old RockShox shall not exceed $5,300,000, and the Company shall have made payment in full of at least $4,700,000 thereof to the Management Stockholders.

   SECTION III.7. REORGANIZATION AND MERGER FILING. Each of the following shall have occurred (and the Purchaser shall have received a certificate, dated the Closing Date, in the form of EXHIBIT H hereto confirming
INTER ALIA that):

         (a)  the Reorganization shall have occurred;

         (b) the Certificate of Merger, in recordable form, shall have been duly executed by the parties thereto;

         (c) counterparts of the Certificate of Merger shall be available for filing with the Secretaries of State of the States of California and Delaware (which filing shall have been authorized by all parties thereto); and

         (d)  such filings shall be consummated simultaneously with the Closing.

    SECTION III.8. CERTAIN AFFILIATE AGREEMENTS. Each of the following shall have occurred (and the Purchaser shall have received a certificate, dated the Closing Date, in the form of EXHIBIT I hereto confirming INTER ALIA that):

         (a) the Company and Surviving RockShox shall have entered into a tax sharing agreement (as so originally executed and delivered, the "TAX SHARING AGREEMENT"),

         (b) the Company shall have entered into with TJC Management a management services agreement (as so originally executed and delivered, the "CONSULTING SERVICES AGREEMENT"), and

         (c) the Company and Surviving RockShox shall have entered into a consulting agreement (as so originally executed and delivered, the "INTERCOMPANY CONSULTING AGREEMENT"),

in each case in the form furnished to the Purchaser prior to the execution and delivery of this Agreement.

    SECTION III.9. EFFECTIVENESS, ETC. OF SENIOR CREDIT AGREEMENT. Each of the following shall have occurred (and the Purchaser shall have received a certificate, dated the Closing Date, in the form of EXHIBIT J hereto confirming INTER ALIA that):

         (a) the Company, RSx Inc. and FNBC shall have executed and delivered the Senior Credit Agreement in the form furnished to the Purchaser prior to the execution and delivery of this Agreement;

         (b) the pledge agreement executed and delivered by the Company pursuant to the Senior Credit Agreement (the "SENIOR PLEDGE AGREEMENT") shall have been in the form furnished to the Purchaser prior to the execution and delivery of this Agreement, and the Company shall have delivered to the Senior Agent in pledge thereunder all of the issued and outstanding shares of Capital Stock of Surviving RockShox identified in ATTACHMENT 1 to the Pledge Agreement;

         (c) the agreement required to be executed and delivered pursuant to the Senior Credit Agreement by the Purchaser and the Sellers undertaking to remit amounts received by such party in violation of
    Section 6.3(F) of the Senior Credit Agreement after notice given by the Senior Agent to each such other party in accordance with the terms thereof (the "FNBC TURNOVER LETTER") shall have been in the form furnished to the Purchaser prior to the execution and delivery of this Agreement; and

         (d) all conditions in the Senior Credit Agreement to Surviving RockShox obtaining the initial borrowing thereunder shall have been satisfied without recourse to any provision permitting the waiver by any party thereto of any condition, obligation, covenant or other requirement, and Surviving RockShox shall have procured an initial borrowing thereunder of at least $30,000,000.

    SECTION III.10. PERFORMANCE; NO DEFAULT. The representations and warranties of the Company contained in this Agreement and those made in writing by or on behalf of the Company in connection with any other Purchase Document shall be correct when made and at the time of the Closing. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and at the time of the Closing (and after giving effect to the transactions contemplated by the Acquisition Agreement, the Merger and the application of the proceeds of the Senior Loans and the sale of the Notes, the Series A Preferred Shares and the Common Shares and no Default shall have occurred and be continuing.

    SECTION III.11. ABSENCE OF LITIGATION, ETC. Except as disclosed by the Company pursuant to SECTION 5.7,

         (a) no litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Company, threatened against either Old RockShox or any of its Subsidiaries or the Company or any Subsidiary

              (i) which affects any of their respective properties, business prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) and which might, in the opinion of the Purchaser, have a Materially Adverse Effect on the Company and Subsidiaries, or

              (ii) which relates to the Acquisition Agreement or the Merger or to this Agreement or the Subject Securities; and

         (b) no development shall have occurred in any such litigation, arbitration or governmental investigation or proceeding so disclosed, which might, in the opinion of the Purchaser, have a Materially Adverse Effect on the Company and Subsidiaries.

    SECTION III.12. CERTIFICATE AS TO COMPLIANCE. The Purchaser shall have received from the Company a certificate, dated the Closing Date, of its chief executive or financial Authorized Officer as to satisfaction of the conditions set forth in SECTIONS 3.10 and 3.11 in the form of EXHIBIT K hereto.

    SECTION III.13. CERTIFICATE AS TO SOLVENCY, ETC. The Purchaser shall have received a certificate, dated the Closing Date, of the chief accounting and financial Authorized Officer of Surviving RockShox, in the form of EXHIBIT L attached hereto.

    SECTION III.14. OPINION OF COUNSEL. The Purchaser shall have received an opinion, dated the Closing Date, from Smith, Gill, Fisher & Butts, counsel to the Obligors, substantially in the form of EXHIBIT M hereto.

    SECTION III.15. LEGAL EXPENSES. The Company shall have made payment in full of all fees and expenses of counsel to the Purchaser which shall have been invoiced to the Company on or prior to the Closing Date (including amounts invoiced on account).

    SECTION III.16. LEGAL INVESTMENT. On the Closing Date, the Purchaser's purchase of the Subject Securities shall not be prohibited by any applicable law or governmental regulation and shall not subject it to any penalty or, in the Purchaser's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

    SECTION III.17. SATISFACTORY LEGAL FORM. All documents executed or submitted pursuant hereto by or on behalf of the Company shall be satisfactory in form and substance to the Purchaser and its counsel; the Purchaser and its counsel shall have received all information, and such counterpart originals or such certified or other copies of such Instrument, as the Purchaser or its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to counsel to the Purchaser.


                                   ARTICLE IV

                        PAYMENTS, REGISTRATION, ETC.

    SECTION IV.1. PLACE OF PAYMENT. Payments of principal and interest becoming due and payable on the Notes and any dividends or other payments on or in respect of any Subject Securities shall be made at the office of Republic National Bank of New York, 452 Fifth Avenue, 26th Floor, New York, New York 10018.

    SECTION IV.2. HOME OFFICE PAYMENT. So long as the Purchaser or its nominee (including the Nominees) shall be the holder of any Subject Security, and notwithstanding anything contained in SECTION 4.1 or in any Subject Security to the contrary, the Company will pay all sums becoming due for principal of and interest on such Note and all dividends or other payments on or in respect of any other Subject Security, not later than 12:00 o'clock noon, New York City time, on the date such payment is due, in immediately available funds,

         (a) in accordance with the payment instructions set forth below such Purchaser's signature hereto with instructions (including, in the case of payments on any Note held by a Nominee, to the account of such Nominee so set forth) to the payee identified in such instructions to telephone advice of credit in accordance with such instructions, or

         (b) by such other method or at such other address or bank account as such Purchaser may designate in writing,

without the presentation or surrender of such Subject Security or the making of any notation thereon, except that any Note paid or prepaid in full (or any other Subject Security which is redeemed in full) shall be surrendered to the Company at its principal office for cancellation. Prior to any sale or other disposition of any Note held by the Purchaser or its nominee, the Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes, as the case may be, pursuant to SECTION
4.8. The Company will afford the benefits of this Section to any Institutional Holder which is the direct or indirect transferee of any Subject Security purchased by the Purchaser under this Agreement and which has made the same agreement relating to such Subject Security as the Purchaser has made in this Section.

    SECTION IV.3. OPTIONAL PAYMENTS. The Company may, at its option, prepay at any time all or any part (in an integral multiple of $1,000) of the outstanding principal amount of, or of interest due or to become due on the next semi-annual payment date under, the Notes. Prepayments of principal shall be in the amount so prepaid and be accompanied by payment in full of all interest accrued on such principal amount and not yet paid. Each prepayment shall be subject to the Company having given each Noteholder written notice of such prepayment not more than 10 days and not less than five days prior to the date fixed for such prepayment, in each case specifying (w) such date, (x) the aggregate principal amount, if any, of (and the amount of unpaid interest accrued on such principal amount), or the amount of unpaid interest on, the Notes to be prepaid on such date, (y) the principal amount, if any, of (and the amount of unpaid interest accrued on such principal amount), or the amount of unpaid interest on, each Note held by such Noteholder to be prepaid on such date and (z) the premium, if any, applicable to such prepayment. Such notice shall be accompanied by an officers' certificate certifying that the conditions to such prepayment have been fulfilled and specifying the particulars of such fulfillment. Amounts specified in any such notice for voluntarily prepayment in accordance with this Section on any date shall be due and payable on such date and in the amount so specified.

    SECTION IV.4. MANDATORY PREPAYMENTS. The Company shall make prepayments of principal of all Notes on each of the following dates preceding April 30, 2005 in the aggregate principal amounts set forth opposite such date:

    April 30, 2003                      $ 2,750,000
    April 30, 2004                        2,750,000
   [Final maturity: April 30, 2005        5,500,000]
                                        -----------
                                        $11,000,000

Optional prepayments of principal made from time to time pursuant to SECTION
4.3 shall be applied against principal amounts shown above due at final maturity and as mandatory prepayments, in either case ratably according to such principal amounts shown.

   SECTION IV.5. ALLOCATION. Each partial prepayment paid or to be prepaid of principal of the Notes and each prepayment of interest paid or to be prepaid shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion. In the case of each prepayment of principal of the Notes, the principal amount to be prepaid, together with interest on such principal amount accrued to such date, shall mature and become due and payable on the date fixed for such prepayment. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

    SECTION IV.6. MANDATORY REDEMPTION OF NOTES. Upon the earliest to occur of

         (a)  any Change of Control,

         (b) the Company entering into any written or other arrangement which will give rise to a Change of Control, or

         (c) the Company having notice that any other Person has entered into a written or other arrangement which will give rise to a Change of Control,

the Company will immediately give written notice of such transaction or event to each Noteholder, which notice shall describe such transaction or event in reasonable detail. Immediately upon (and concurrently with) the occurrence of any Change of Control, the Company will purchase from each Noteholder all of the outstanding Notes held by it at a purchase price in immediately available funds equal to the then unpaid principal amount thereof together with unpaid accrued interest thereon to the date of such purchase.

    SECTION IV.7.  REGISTRATION, TRANSFER, ETC.   The Company will keep at
its principal office a register in which the Company will provide for the registration of the Notes and their transfer. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary from any Person other than the applicable Noteholder. All references in this Agreement to a "holder" of any Note shall mean the Person in whose name such
Note is at the time registered on such register.

    SECTION IV.8. TRANSFER AND EXCHANGE. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes, as the case may be, of the same class in denominations of at least $100,000 (except a Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor.

    SECTION IV.9. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note or Notes held by the Purchaser, its nominee or another Institutional Holder, of an unsecured indemnity agreement from the Purchaser or such other holder reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose of this Agreement.

    SECTION IV.10. TAXES. All payments by the Company of principal of, and interest on, the Notes and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Purchaser's or any other Noteholder's net income or receipts (such non-excluded items being called "TAXES"). In the event that any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will

         (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

         (b) promptly forward to the Purchaser and each other Noteholder an official receipt or other documentation satisfactory to the Purchaser and each other Noteholder evidencing such payment to such authority; and

         (c) pay to the Purchaser and each other Noteholder such additional amount or amounts as is necessary to ensure that the net amount actually received by each Noteholder will equal the full amount such Noteholder would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Purchaser or any Noteholder with respect to any payment received by the Purchaser or such Noteholder hereunder, the Purchaser or such Noteholder may pay such Taxes and the Company will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

    If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Purchaser and the other Noteholder the required receipts or other required documentary evidence, the Company shall indemnify the Purchaser and the other Noteholders for any incremental Taxes, interest or penalties that may become payable by the Purchaser or any other Noteholder as a result of any such failure. For purposes of this SECTION 4.10, a distribution hereunder by the Purchaser or any other Noteholder to or for the account of any Noteholder shall be deemed a payment by the Company.

    Upon the request of the Company, the Purchaser for any other Noteholder that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Company, on or prior to the first scheduled payment date in each calendar year, one or more (as the Company may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to the Purchaser or such other Noteholder is exempt from withholding or deduction of Taxes. The Company shall not be obligated to pay for, or indemnify any Purchaser with respect to, any tax, assessment or penalty imposed upon a Purchaser which such Purchaser certified would not be applicable with respect such Purchaser in a certificate provided by such Purchaser to the Company pursuant to this Section 4.10.

                                 ARTICLE V

                             WARRANTIES, ETC.

    To induce the Purchaser to enter into this Agreement and to purchase the Subject Securities hereunder, the Company represents and warrants unto the Purchaser as follows:

    SECTION V.1. ORGANIZATION, POWER, AUTHORITY, ETC. Each Obligor is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority and holds all requisite governmental licenses, permits and other approvals to own and hold its property and to conduct its business substantially as currently conducted by it. The Company has full power and authority to enter into and perform its obligations under this Agreement, the Notes, the other Subject Securities, the Pledge Agreement, each other Purchase Document and the Stockholders' Agreement and to issue the Subject Securities, and Surviving RockShox has full power and authority to enter into and perform its obligations under the Deferred Limited Interest Guaranty and each other Purchase Document executed by it.

    SECTION V.2. DUE AUTHORIZATION. The execution and delivery by the Company of this Agreement, the Notes and other Subject Securities, the Pledge Agreement, each other Purchase Document and the Stockholders' Agreement, the performance by the Company of its obligations hereunder and thereunder, and the issuance of the Subject Securities by the Company, and the execution and delivery by Surviving RockShox of the Deferred Limited Interest Guaranty and each other Purchase Document executed by it and the performance by Surviving RockShox of its obligations thereunder, have been duly authorized by all necessary corporate action, do not require any Approval, do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organic Document or material Contractual Obligation or any law or governmental regulation or court decree or order and will not result in or require the creation or imposition of any Lien on any of its properties pursuant to the provisions of any material Contractual Obligation.

    SECTION V.3. VALIDITY, ETC. This Agreement constitutes, and the Notes and other Subject Securities, the Pledge Agreement, each other Purchase Document and the Stockholders' Agreement will on the due execution and delivery thereof constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally. The Deferred Limited Interest Guaranty and each other Purchase Document executed by Surviving RockShox will on the due execution and delivery thereof constitute the legal, valid and binding obligation of Surviving RockShox enforceable in accordance with their respective terms, subject, as to enforcement only, as aforesaid.

    SECTION V.4. FINANCIAL INFORMATION. All balance sheets, all statements of operations, shareholders' equity and changes in financial position and all other financial information of

         (a) Old RockShox and its Subsidiaries which have been furnished by or on behalf of the Company to the Purchaser for the purposes of or in connection with this Agreement prior to its execution and delivery, I.E.

              (i) the consolidated balance sheets at December 31, 1994, December 31, 1993, December 31, 1992 and December 31, 1991 and the related consolidated statements of earnings, of shareholders' equity and of changes in financial position, for each of the fiscal years then ended, of Old RockShox and its Subsidiaries, in the case of the 1994 and 1993 information, certified by Coopers & Lybrand and, in the case of the 1992 and 1991 information, reviewed by Armstrong, Gilmour & Associates (the 1994 information being the "1994
         AUDITED FINANCIAL STATEMENTS"), and

              (ii) the PRO FORMA consolidated balance sheets at March 31, 1995 (and after giving effect to the Acquisition and the Merger, the purchase of the Subject Securities, the making of the initial Senior Loans and the other transactions contemplated hereby to occur concurrently with the Closing) of the Company and Subsidiaries and of Surviving RockShox and its Subsidiaries (the "PRO FORMA FINANCIAL INFORMATION") contained in the Financing Memorandum, and

         (b) the Company and Subsidiaries and of Surviving RockShox and its Subsidiaries furnished by or on behalf of the Company to the Purchaser and other Noteholders after the Closing Date for the purposes of or in connection with this Agreement or any transaction contemplated hereby have been or will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly (subject, in the case of the Pro Forma Financial Information, to the assumptions specified therein) the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. Neither the Company nor any Subsidiary has any material contingent liability or liabilities for taxes, long-term leases or unusual forward or long-term commitments or material unrealized or unanticipated losses from unfavorable commitments which are not reflected in the financial statements described in CLAUSE (A) or in the notes thereto or in ITEM

5.4 ("Contingent Liabilities, etc.") or 5.6 ("Outstanding Indebtedness") of the Disclosure Schedule.

    SECTION V.5. ABSENCE OF MATERIAL ADVERSE CHANGE. There have been no occurrences since December 31, 1994 which, individually or in the aggregate, have had a Materially Adverse Effect on Old RockShox and its Subsidiaries or of the Company and its Subsidiaries.

    SECTION V.6. OUTSTANDING INDEBTEDNESS. Except as disclosed in ITEM 5.6 ("Outstanding Indebtedness") of the Disclosure Schedule, the Pro Forma Financial Information sets forth and identifies in reasonable detail all long-term Indebtedness of the Company, Surviving RockShox and its Subsidiaries on a consolidated basis expected to be outstanding immediately after giving effect to the transactions contemplated hereby to occur on and concurrently with the Closing.

    SECTION V.7. LITIGATION, ETC. There is no pending or, to the knowledge of the Company, threatened litigation, arbitration or governmental investigation or proceeding against either Old RockShox or any of its Subsidiaries or the Company or any Subsidiary or to which any of the properties, assets or revenues of any thereof is subject

         (a) which, if adversely determined, might have a Materially Adverse Effect on the Company and Subsidiaries, except as disclosed in ITEM 5.7 ("Litigation") of the Disclosure Schedule; or

         (b)  which relates to the Acquisition Agreement or the Merger.

    SECTION V.8. CAPITALIZATION. On the Closing Date, the authorized Capital Stock of the Company will be 109,132 shares, consisting of 9,132 Preferred Shares and 100,000 Common Shares, of which

         (a)  3,000 Series A Preferred Shares,

         (b)  4,000 Series B Preferred Shares, and

         (c)  100,000 Common Shares,

will be issued in conformity with ITEM 3.5 ("Stockholders") of the Disclosure Schedule. All of the 2,132 authorized Preferred Shares which will not be issued on the Closing Date will be Series A Preferred Shares and will be reserved for issuance from time to time solely in satisfaction of pay-in-kind obligations. The Common Shares and the Preferred Shares to be issued to the Purchaser will have been duly authorized for issuance and, when sold and delivered against payment therefor as provided herein, will be validly issued, fully paid and non-assessable and will be free and clear of all preemptive rights and Liens except as otherwise provided herein or in the Stockholders' Agreement and will be entitled to the respective voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are set forth with respect thereto in the Company Certificate of Incorporation. The Company does not have outstanding any Capital Stock or securities convertible into or exchangeable for any shares of its Capital Stock, nor does it have outstanding any rights or options to subscribe for or to purchase any Capital Stock or securities convertible into or exchangeable for any of its shares of Capital Stock, except SARs representing the economic equivalent of Common Shares. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock. Except for the Stockholders' Agreement, none of the Company or any Subsidiaries has entered into an agreement to register any of its securities under the Securities Act.

    SECTION V.9. REGULATION G. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and less than 25% of the assets of the Company, individually and on a consolidated basis with all Subsidiaries, consists of margin stock. Neither the proceeds of any Note nor the proceeds of any loan under the Senior Credit Agreement will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

    SECTION V.10. GOVERNMENT REGULATION. Neither the Company nor any Subsidiary is (or shall upon the consummation of the transactions contemplated hereby become)

         (a) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended;
    or

         (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Commodity Exchange Act or any Federal or state statute or regulation limiting its ability to incur or assume Indebtedness for borrowed money.

    SECTION V.11. PATENTS, TRADEMARKS, ETC. The Company and Surviving RockShox own, or are licensed under, and have the rights to use, all material patents, trademarks, trade names, copyrights, technology, know-how and processes (collectively, "INTELLECTUAL

PROPERTY") necessary for the conduct of their businesses as set forth in the Financing Memorandum, and the consummation of the transactions contemplated by this Agreement and the other Purchase Documents do not alter or impair any such rights. Except as disclosed in ITEM 5.11 ("Patents, Trademarks, etc.") of the Disclosure Schedule, there is no

         (a) claim which has been asserted by any Person to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto; or

         (b) to the knowledge of the Company, valid basis for any such claim or any claim that the use of such Intellectual Property by the Company and Subsidiaries infringes or will infringe on the rights of any Person.

    SECTION V.12. ENVIRONMENTAL MATTERS. Except as disclosed in ITEM 5.12 ("Environmental Matters") of the Disclosure Schedule,

         (a)  neither the Company nor any Subsidiary

              (i) has pending or asserted against it, or, to its knowledge, against any real property currently or formerly owned, leased or operated by it, any claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials (collectively, "ENVIRONMENTAL CLAIMS"),

               (ii) has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against it, or

               (iii) has assumed (by contract or by operation of law) any liability of any Person for cleanup, remediation compliance or required capital expenditures in connection with any Environmental Claim,

         (b) no Hazardous Materials are or were unlawfully stored by Old RockShox or otherwise located by Old RockShox on real property currently or formerly owned, leased or operated by the Company or any Subsidiary or, to the best knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the best knowledge of the Company, no part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials, and

         (c) each of the Company and each Subsidiary has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws, except as would not reasonably be expected, singly or in the aggregate, to have a Materially Adverse Effect on the Company and Subsidiaries.

    SECTION V.13. TITLE TO AND CONDITION OF PROPERTIES. Each of the Company and Surviving RockShox has good and marketable title to all the real or personal properties and other assets (tangible, intangible or mixed) it purports to own, free and clear of all Liens, except for Liens permitted by
SECTION 6.2.3, and enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee, except for such leases that the absence of which, singly or in the aggregate, could not have a Materially Adverse Effect on the Company and Subsidiaries. All material Contractual Obligations to which the Company or Surviving RockShox is a party are valid and binding and in full force and effect and no default has, to the best knowledge of the Company, occurred or is continuing thereunder. No consent need be obtained (which has not been obtained) from any Person in respect of any such Contractual Obligation in connection with the transactions contemplated by this Agreement, which could, singly or in the aggregate, have a Materially Adverse Effect on the Company and Subsidiaries.

    SECTION V.14. OFFERING OF SUBJECT SECURITIES. Neither the Company, Old RockShox nor TJC (or any Person employed to act on behalf of any thereof in connection with the offer and sale of the Subject Securities) has directly or indirectly offered the Notes, the Common Shares, the Preferred Shares or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than the Persons identified in ITEM 3.5 ("Stockholders") or 5.14 ("Non-Stockholder Offerees") of the Disclosure Schedule. Neither the Company, Old RockShox nor TJC (or anyone acting on behalf of any of them) has taken or will take any action which would subject the issuance or sale of the Notes, Common Shares or Preferred Shares to the provisions of Section 5 of the Securities Act or to the registration or qualification requirements of any securities or blue sky law of any applicable jurisdiction.

    SECTION V.15. SPECIAL PURPOSE, HOLDING COMPANY. Except as contemplated by this Agreement and the other Purchase Documents, the Company, as of the Closing Date, will have been created solely for purposes of the transactions contemplated hereby and will not have any significant liabilities (other than the Seller Subordinated Notes and Management Employment Agreements, the Senior Pledge Agreement, the Consulting Services Agreement or the Preferred Stock), own any significant assets (other than the

Capital Stock of Surviving RockShox) or be engaged in any other significant activity or business (other than the management of Surviving RockShox).

    SECTION V.16.  SUBSIDIARIES.  As of the Closing Date,

         (a) the Company will have no Subsidiaries other than RSx, Inc. (and, after the Merger, Surviving RockShox);

         (b) Old RockShox will have no Subsidiaries and no other Investments in any joint venture, partnership or other Person, except as disclosed in ITEM 5.16 ("Old RockShox Subsidiaries, etc."); and

         (c) the Company will be the record and beneficial owner, free of Liens except the Pledge Agreement and Senior Pledge Agreement, of 100% of the issued and outstanding Capital Stock of RSx, Inc. (and, after the Merger, Surviving RockShox).

    SECTION V.17. SENIOR INDEBTEDNESS. The Company has the corporate power and authority to incur the indebtedness evidenced by the Seller Subordinated Notes. All Obligations, including the Obligations to pay principal of and interest on the Notes, constitute "Senior Indebtedness" as defined in the Seller Subordinated Notes and are entitled to the benefits of the subordination provisions thereof which will be enforceable against the holders of Seller Subordinated Notes by any Noteholder which has not effectively waived the benefits thereof. All payments of principal of or interest on the Seller Subordinated Notes made by or on behalf of the Company or from the liquidation of its property or from any other source will be subject to such subordination provisions. The Company acknowledges that the Purchaser is entering into this Agreement in reliance upon such subordination provisions and this Section.

     SECTION V.18.  ACCURACY OF INFORMATION.   All factual information
heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby, I.E.

         (a) the financing memorandum (the "FINANCING MEMORANDUM") prepared by TJC transmitted under the letter, dated February 27, 1995, from JZAI to MCIT, and

         (b)  the Acquisition Agreement and the Disclosure Schedule under
    (and as defined in) the Acquisition Agreement true and complete copies of which were furnished to the Purchaser prior to the execution and delivery of this Agreement, is as of the Closing Date, and all other such factual information hereafter furnished by or on behalf of the Company to the Purchaser will be on the date as of which such information is dated or certified, true and accurate in every material respect and not be incomplete by omitting to state any material fact known to the Company necessary to make such information not misleading. There is no fact known to the Company or Surviving RockShox relating specifically to their businesses (and not to the economy in general) that the Company or Surviving RockShox has not disclosed to the Purchaser in writing that could, singly or in the aggregate, have a Materially Adverse Effect on the Company and Subsidiaries. The projections contained in the Financing Memorandum are based on good faith estimates and assumptions by the management of Surviving RockShox, which Surviving RockShox believes are fair and reasonable in light of the historical financial performance of Old RockShox and current and reasonably foreseeable business conditions, and, to the knowledge of the Company and management of Surviving RockShox, there are no facts or circumstances presently existing which, singly or in the aggregate, would cause a material reduction in such projections, it being recognized by the Purchaser, however, that projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by any such projections may differ from the projected results and that the differences may be material.


                                   ARTICLE VI

                                    COVENANTS

    SECTION VI.1.  CERTAIN AFFIRMATIVE COVENANTS.  The Company agrees with

         (a) the Purchaser and each other Noteholder that, until all Obligations have been paid and performed in full, the Company will perform all of the covenants contained in SECTION 6.1; and

         (b) with the Purchaser that, until all of the other Subject Securities shall have been sold or transferred by the Purchaser and other Institutional Investor or been purchased or redeemed by the Company, the Company will perform the covenants contained in CLAUSES (A) and (B) of SECTION 6.1.1 and in SECTION 6.1.6, 6.1.7 and 6.1.8.

    SECTION VI.1.1. FINANCIAL INFORMATION, ETC. The Company will furnish, or will cause to be furnished, to the Purchaser and each other Noteholder copies of the following financial statements, reports and information:

         (a) promptly when available and in any event when furnished pursuant to the Senior Credit Agreement, copies of all financial statements, certificates, audit and other reports, filings, projections, management letters and other information furnished pursuant to Section 6.1(A) thereof;

         (b) promptly when available and in any event within 90 days after the close of each Fiscal Year (and only if, and to the extent, not being furnished pursuant to clause (a)),

              (i) a consolidated balance sheet as of the end of such Fiscal Year, and consolidated statements of earnings and cash flow and of changes in financial position for such Fiscal Year, of the Company and Subsidiaries, prepared, commencing with the 1997 Fiscal Year, on a comparative basis with the preceding Fiscal Year and certified without qualification by Coopers & Lybrand
         (or other independent public accountants of recognized standing selected by the Company and consented to by the Required Noteholders),

              (ii) a certificate of such accountants stating that they have examined the provisions of this Agreement and at the date of said statement are not aware of any default in the performance by the Company of any obligation to be performed by it hereunder, except such, if any, as may be disclosed, including the nature thereof, in such statement,

              (iii) an unaudited consolidating balance sheet as of the end of such Fiscal Year, and consolidating statements of income and retained earnings and of changes in financial position for such Fiscal Year, of the Company and Subsidiaries, prepared, commencing with the 1997 Fiscal Year, on a comparative basis with the preceding Fiscal Year and certified by the chief accounting, executive or financial Authorized Officer of the Company, and

              (iv) a certificate of the chief accounting, executive or financial Authorized Officer of the Company stating that no Default has occurred during the fourth quarter of such Fiscal Year (or if a Default has occurred, a description thereof and a statement as to whether it is continuing and as to what actions are being taken to cure it);

         (c) promptly when available and in any event within 45 days after the close of each Fiscal Quarter (and only if, and to the extent, not being furnished pursuant to CLAUSE (A)), consolidated and consolidating balance sheets at the close of such Fiscal Quarter, and consolidated and related consolidating statements of operations, shareholders' equity and changes in financial position for such Fiscal Quarter and for the period commencing at the close of the previous Fiscal Year and ending with the close of such Fiscal Quarter, of the Company and Subsidiaries (with, commencing with the 1997 Fiscal Year, comparative information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year), certified by the chief accounting, executive or financial Authorized Officer of the Company; and

         (d) such other information with respect to the financial condition, business, property, assets, revenues and operations of the Company or any Subsidiary as the Purchaser or the Required Noteholders may from time to time reasonably request.

For purposes of financial statements delivered pursuant to CLAUSES (B) and
(C), all Subsidiaries of Surviving RockShox may be treated on a consolidated basis on any date, and for any period, for which consolidating financial information as to Surviving RockShox and its Subsidiaries shall have been delivered pursuant to CLAUSE (A).

    SECTION VI.1.2. NOTICE OF DEFAULT, LITIGATION, ETC. The Company will furnish, or will cause to be furnished, to the Purchaser and each other Noteholder prompt notice (with a description in reasonable detail) of:

         (a)  the occurrence of any Default;

         (b) each consent, approval, waiver, modification, notice, communication or other writing delivered, received or exchanged pursuant to Section 6.1(B), 6.1(C), 6.1(D), 6.1(E), 6.1(F), 6.1(G),
    6.1(H), 6.1(I), 7.1, 8.1 and 8.3 of the Senior Credit Agreement (including therewith a copy of such consent, etc.); and

         (c) if, and to the extent that, notice thereof is not being furnished pursuant to CLAUSE (B):

              (i) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company pursuant hereto which has been instituted or, to the knowledge of the Company or any Subsidiary, is threatened against, the Company or any Subsidiary or to which any properties, assets or revenues of any thereof is subject which, if adversely determined, might have a Materially Adverse Effect on the Company and Subsidiaries,

              (ii) any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company,

              (iii) the occurrence of any circumstance which has a reasonable likelihood of having a Materially Adverse Effect on the Company and Subsidiaries, and

              (iv) the occurrence of a Reportable Event (as defined in the Employee Retirement Income Security Act of 1974, as amended) under, or the institution of steps by the Company or any Subsidiary to withdraw from, or the institution by the Pension Benefit Guaranty Corporation or otherwise of any steps to terminate, any employee benefit plan covered by Title IV of such Act.

    SECTION VI.1.3. PERFORM SENIOR CREDIT AGREEMENT. The Company will cause Surviving RockShox to perform, comply with and be bound by

         (a)  at all times, all of its agreements, covenants and obligations

              (i)  contained in Sections 6.2(A), 6.2(C), 6.2(D), 6.2(E)
         (but only the first sentence of clause (i) thereof only), 6.2(F) (EXCLUDING, HOWEVER, the last sentence thereof), 6.2(H), 6.2(I) and 6.3(D) (but only insofar as it relates to the Company) of the Senior Credit Agreement as in effect on the Closing Date, and

              (ii) contained in Sections 6.3(G) (but only insofar as it relates to Subsidiaries), 6.3(J) and 6.3(P) of the Senior Credit Agreement as in effect on the Closing Date and as such agreements, covenants and obligations may insofar as they relate to Subsidiaries and, subject to SECTION 6.2.7, from time to time, be waived, amended or otherwise modified by the parties thereto, and

         (b) after the Senior Credit Agreement shall cease to remain in effect among the parties thereto, all of its agreements, covenants and obligations contained in Section 6.3(B) of the Senior Credit Agreement as in effect immediately prior to such cessation, in each case, such Sections, and all other terms of the Senior Credit Agreement to which reference is made herein, together with all related definitions and ancillary provisions, being hereby incorporated into this Agreement by reference as though specifically set forth in this Agreement; PROVIDED, HOWEVER, that:

         (c) all references to the "Agent" and "Lenders" shall be deemed to refer to the Purchaser;

         (d) all references to the "Holdings" and "Borrower" shall be deemed to refer to the Company and Surviving RockShox, respectively; and

         (e) all references to "Loans" or "Commitments" shall be deemed to refer to the Notes outstanding hereunder.

All such Sections and other terms, definitions and provisions of the Senior Credit Agreement shall, except as otherwise consented to by the Required Noteholders for purposes of this Agreement, continue in full force and effect for the benefit of all Noteholders as if they were Lenders (as defined in the Senior Credit Agreement), whether or not the Commitments or Loans (as so defined) remain outstanding or the Senior Credit Agreement remains in effect between the parties thereto.

    SECTION VI.1.4. CONFORMING CHANGES. Concurrently with the execution and delivery by Surviving RockShox of a successor Instrument which qualifies as the Senior Credit Agreement in accordance with the definition of such term, the Company will enter into an amendment to this Agreement clarifying or correcting, as shall be necessary or appropriate, all references herein (including in SECTIONS 6.1.1, 6.1.2 and 6.1.3) to the Senior Credit Agreement to refer to such successor Instrument and its terms and provisions.

    SECTION VI.1.5. PERFORMANCE OF INSTRUMENTS. The Company will perform promptly and faithfully all of its obligations under each Purchase Document.

    SECTION VI.1.6. MAINTENANCE OF CORPORATE EXISTENCE, ETC. The Company will cause to be done at all times all things necessary to maintain and preserve its corporate existence, and the Company will continue to own and hold, free of Liens (other than the Pledge Agreement and the Senior Pledge Agreement), all of the outstanding shares of Capital Stock of Surviving RockShox.

    SECTION VI.1.7. PAYMENT OF TAXES, ETC. The Company will pay and discharge, as the same may become due and payable, all federal, state and local taxes, assessments, fees and other governmental charges or levies against it or on any of its property, as well as claims of any kind which, if unpaid, might become a material Lien upon any one of its properties; PROVIDED, HOWEVER, that the foregoing shall not require the Company to pay or discharge any such tax, assessment, fee, charge, levy or Lien so long as it shall be diligently contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

    SECTION VI.1.8. BOOKS AND RECORDS. The Company will, and will cause each Subsidiary to, keep books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit the Purchaser and each other Noteholder or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and hereby authorizes such independent public accountant to discuss its financial matters with the Purchaser and each other Noteholder or its representatives whether or not any representative of the Company is present) and to examine (and, at the expense of the Company, photocopy extracts from) any of its books or other corporate records. The Company shall pay any fees of such independent public accountant incurred in connection with the Purchaser's or any other Noteholder's exercise of its rights pursuant to this Section.

    SECTION VI.2. CERTAIN NEGATIVE COVENANTS. The Company agrees with the Purchaser and each other Noteholder that, until all Obligations have been paid and performed in full, the Company will perform the following obligations all of the covenants contained in SECTION 6.2.

    SECTION VI.2.1. BUSINESS ACTIVITIES. The Company will not engage in any business activity, except its consummation of the Acquisition, its ownership thereafter of Surviving RockShox, its adoption of a plan or program to award SARs and its performance from time to time of its obligations under this Agreement, the Notes, the Pledge Agreement and each other Purchase Document, the Stockholders' Agreement, the Acquisition Agreement, the Seller Subordinated Notes, the Senior Credit Agreement, the Senior Pledge Agreement
 and other Senior Loan Documents, the Intercompany Consulting Agreement, the Consulting Services Agreement and the Management Employment Agreements and each other Instrument contemplated hereby, whether or not executed on or before the Closing Date.

    SECTION VI.2.2. INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than:

         (a)  Indebtedness in respect of the Notes and other Obligations;

         (b) Indebtedness of the Company in respect of the Consulting Services Agreement, the Management Employment Agreements, the
    Preferred Shares and the Seller Subordinated Notes;

         (c) Indebtedness of Surviving RockShox under the Senior Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the excess of $45,000,000 over the aggregate amount of all permanent payments and prepayments of principal, and (without duplication) all permanent reductions to commitments, made from time to time thereunder;

         (d) for so long as Surviving RockShox shall have any Indebtedness outstanding (or unused commitments in effect) under the Senior Credit Agreement, any Indebtedness of Surviving RockShox or any of its Subsidiaries which shall then be permitted by the Senior Credit Agreement to be outstanding;

         (e) at any time after payment in full of all Indebtedness of Surviving RockShox under the Senior Credit Agreement (and the termination of all commitments thereunder), Indebtedness of Surviving RockShox and its Subsidiaries in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding;

         (f) Indebtedness of the Company to Surviving RockShox in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; and

         (g)  Indebtedness owing among Surviving RockShox and its Subsidiaries.

    SECTION VI.2.3. LIENS. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

         (a) Liens, including the Lien of the Pledge Agreement, securing the Obligations;

         (b) Liens granted by Surviving RockShox or any of its Subsidiaries to secure Obligations under (and as defined in) the Senior Credit Agreement and the Lien granted by the Company pursuant to the Senior Pledge Agreement;

         (c) Liens permitted by the Senior Credit Agreement to be granted by Surviving RockShox or any of its Subsidiaries to secure Indebtedness which is permitted from time to time to be outstanding by CLAUSE (C) or
    (D) of SECTION 6.2.2;

         (d) Liens for taxes, assessments, or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

         (e) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

         (f) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

         (g) judgment liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance for which, if against Surviving RockShox, are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books.

    SECTION VI.2.4. FIXED CHARGE COVERAGE RATIO. The Company will not permit the "Fixed Charge Coverage Ratio" (as defined in the Senior Credit Agreement as in effect on the Closing Date) of Surviving RockShox and its Subsidiaries for any period of four consecutive Fiscal Quarters, commencing with the four Fiscal Quarters ending March 31, 1996, to be less than 1:1.

    SECTION VI.2.5.  RESTRICTED PAYMENTS, ETC.  On or after the Closing Date,

         (a) the Company will not declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of its Capital Stock (now or hereafter outstanding) or on any warrants, options or other rights with respect to any shares of any class of its Capital Stock (now or hereafter outstanding) other than dividends or distributions payable in its Capital Stock, or warrants to purchase its Capital Stock, or splitups or reclassifications of its Capital Stock into additional or other shares of its Capital Stock) or apply, or permit any Subsidiary to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement or defeasance of any shares of any class of Capital Stock (now or hereafter outstanding) of the Company;

         (b) the Company will not, and will not permit any Subsidiary to, purchase, redeem, retire, defease or make any payment of principal of or interest on any Seller Subordinated Note;

         (c) the Company will not, and will not permit any Subsidiary to, pay, prepay, redeem, retire or defease any of its obligations to make any payment (the "MANAGEMENT INCENTIVE PAYMENTS") pursuant to Section 4 of the Management Employment Agreements; and

         (d) the Company will not, and will not permit any Subsidiary to, make any deposit for any of the foregoing purposes;

PROVIDED, HOWEVER, that:

         (e) subject to the subordination and postponement provisions contained in the Seller Subordinated Notes, the Company may make payments of interest accrued thereon and of principal thereof on the dates on which such payments are scheduled to be due by the terms thereof; and

         (f) the Company may make payment when due of fully accrued Management Incentive Payments in accordance with Section 4 of the Management Employment Agreements in an aggregate amount not exceeding, with respect to each Management Stockholder, either $5,000,000 in the aggregate or $1,500,000 in respect of any Fiscal Year (except the last Fiscal Year in which such payments are due), commencing with the 1996 Fiscal Year, but only if and to the extent that after giving effect thereto no Event of Default of the nature referred to in SECTION 7.1.1 shall have occurred and be continuing (or, to the knowledge of the Board of Directors of the Company at the time of such payment, be likely to occur within the next 190 days);

         (g) the Company may declare and pay dividends on the Series A Preferred Shares and the Series B Preferred Shares in accordance with ARTICLE FOURTH, Section 2a of the Company Certificate of Incorporation (as in effect on the Closing Date), but only if and to the extent that, after giving effect thereto

              (i) the funds then available to the Company are sufficient (and are reasonably expected by the Board of Directors of the Company to continue to be sufficient) to make the next scheduled payment of interest to become due, and all other payments due and to become due in the next 190 days, on the Notes,

              (ii) no Default shall have occurred and be continuing (or be likely to occur within the next 190 days), and

              (iii) such payment is made at a time when there shall be no limitations effective under (x) the proviso to SECTION 2.1 of the Deferred Limited Interest Guaranty on the right of the Purchaser to demand payment or (y) the proviso to paragraph SECTION 2(B)(I) of the FNBC Intercreditor Letter on the necessity of the Purchaser to consent to any exercise by the Senior Agent of its rights under
         Section 9 of the Senior Pledge Agreement;

PROVIDED, HOWEVER, FURTHER that nothing in this Section shall be construed to restrict any payment to an Affiliate expressly permitted to be made by, or expressly excluded from the restrictions of, SECTION 6.2.13.

    SECTION VI.2.6. CONSOLIDATION, MERGER, ETC. The Company will not, and will not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof), except:

         (a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, any other Subsidiary;

         (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the purchase or acquisition by any Subsidiary of all of the outstanding shares of Capital Stock of, or substantially all of the assets of, any Person; and

         (c) any Subsidiary of Surviving RockShox may merge with any other corporation permitted to be acquired pursuant to CLAUSE (B) and may be created and capitalized for such purposes.

    SECTION VI.2.7. MODIFICATION OF SENIOR CREDIT AGREEMENT. The Company will not, and will not permit Surviving RockShox to, consent or agree to any amendment, supplement, waiver or other modification of the Senior Credit Agreement or the notes issued pursuant thereto so as to

         (a) increase the maximum principal amount of Indebtedness permitted to be incurred pursuant thereto above the maximum aggregate principal amount of Indebtedness then permitted to be outstanding thereunder by CLAUSE (C) of SECTION 6.2.2;

         (b) amend Section 6.2(L) or 6.3(F) thereof or Section 7 or 9 of the Senior Pledge Agreement or any other provision hereof or thereof in a manner adversely affecting Surviving RockShox's ability to make payments to the Company; or

         (c) amend, supplement or otherwise modify any term, condition or provision applicable to the Company of the Senior Credit Agreement or any other Senior Loan Document if the cumulative effect of such amendment or modification and all other such amendments and modifications, if any, becoming effective concurrently therewith, shall make the Senior Credit Agreement materially more burdensome to the Company.

    SECTION VI.2.8. MODIFICATION OF CERTAIN COMPANY AGREEMENTS. The Company will not consent or agree to any amendment, supplement or other modification of any Seller Subordinated Note or Management Employment Agreement so as to

         (a) increase the frequency or amount, or shorten the maturity of, any payments of principal of or interest on the Seller Subordinated Notes or of the Management Incentive Payments;

         (b) materially increase any of the rights or privilege of any holders of, or any of the obligations or duties of the Company under, the Seller Subordinated Notes or Management Incentive Payments; or

         (c) modify in any respect any of the subordination or postponement provisions applicable to the Seller Subordinated Notes or Management Incentive Payments.

    SECTION VI.2.9. MODIFICATION OF OTHER SURVIVING ROCKSHOX INSTRUMENTS. The Company will not permit Surviving RockShox to consent or agree to any amendment, supplement or other modification of the Tax Sharing Agreement or Intercompany Consulting Agreement which affects, in a manner adverse to the Company, the amount or timing of payments required to be made by Surviving RockShox.

    SECTION VI.2.10. MODIFICATION OF AMENDED CERTIFICATE OF INCORPORATION. The Company will not take any action to amend or modify any terms of Article IV of the Company Certificate of Incorporation.

    SECTION VI.2.11. NEGATIVE PLEDGES. The Company will not enter into any agreement (excluding this Agreement and any other Purchase Document and the Senior Credit Agreement) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired.

    SECTION VI.2.12. UPSTREAM LIMITATIONS. The Company will not, and will not permit any Subsidiary to, enter into any agreement, contract or arrangement (other than the Senior Credit Agreement or any Loan Document as in effect on the Closing Date or amended in accordance with SECTION 6.2.7) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Company or to any Subsidiary of which such Subsidiary is a Subsidiary.

     SECTION VI.2.13. TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, enter into, or cause, suffer, or permit to exist:

         (a) any arrangement or contract with any of its other Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) requiring any payments to be made by the Company or any Subsidiary to any Affiliate unless such arrangement is fair and equitable to the Company or such Subsidiary; or

         (b) any other transaction, arrangement or contract with any of its other Affiliates which would not be entered into by a prudent Person in the position of the Company or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates.

Without any implication that the foregoing shall restrict payment of any of the following,

         (c) Surviving RockShox may pay TJC and/or its designee an investment banking fee of $1,000,000 and its out-of-pocket expenses in connection with the consummation of the Acquisition and the financing thereof,

         (d) Surviving Rockshox may pay on the Closing Date the $4,700,000 of employment bonuses due to the Management Stockholders pursuant to the Management Employment Agreements,

         (e) the Company may from time to time make payment of amounts payable under the Consulting Services Agreement (as in effect on the Closing Date) not exceeding $250,000 in the aggregate in any Fiscal Year plus out-of-pocket expenses,

         (f) Surviving RockShox may from time to time make payment of amounts payable by it to the Company in respect of the Intercompany Consulting Agreement,

         (g) the Company may from time to time make payment to directors and director advisors for compensation for services in such capacity not exceeding $100,000 in the aggregate in any Fiscal Year, and

         (h) the Company may from time to time make payment to each Management Stockholder of "ongoing payments" pursuant to SECTIONS 3, 4 (subject to the limitations of SECTION 6.2.5) and 5 of the Management Employment Agreement, in each case at any time when due by the terms of such arrangement, but, in the case of any such payment permitted by CLAUSE (E) or (G), only if and to the extent that, after giving effect thereto,

         (i) the funds then available to the Company are sufficient (and are reasonably expected by the Board of Directors of the Company to be sufficient) to make the next scheduled payment of interest to become due, and all other payments due and to become due in the next 190 days, on the Notes, and

         (j) no Default shall have occurred and be continuing (or be likely to occur within the next 190 days).

    SECTION VI.2.14. INCONSISTENT AGREEMENTS. The Company will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the performance by the Company of its obligations hereunder or under any Purchase Document.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

    SECTION VII.1. EVENTS OF DEFAULT. The term "EVENT OF DEFAULT" shall mean any of the following events:

    SECTION VII.1.1. NON-PAYMENT OF OBLIGATIONS. The Company shall default in the payment or prepayment when due of any principal of any Note, or the Company shall default in the payment when due of interest on any Note or any other Obligation (and such default shall continue unremedied for a period of 10 days).

    SECTION VII.1.2. DEFAULT ON OTHER INDEBTEDNESS. Any default shall occur under the terms applicable to any Indebtedness outstanding in a principal amount exceeding $500,000 of the Company or any Subsidiary which represents any borrowing or financing or which arises under any other material agreement, and such default shall:

         (a) consist of the failure to make any payment of such Indebtedness when due (subject to any applicable grace period) in accordance with the terms thereof; or

         (b) have resulted in any or all of such Indebtedness having become due and payable in accordance with its terms prior to its Stated Maturity, whether by declaration or otherwise.

    SECTION VII.1.3. BANKRUPTCY, INSOLVENCY, ETC. The Company or any Subsidiary shall

         (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

         (b) apply for, consent to or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any Subsidiary or any property of any thereof or make a general assignment for the benefit of creditors;

         (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

         (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Subsidiary, and, if such case or proceeding is not commenced by the Company or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Company or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

         (e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

    SECTION VII.1.4. BREACH OF WARRANTY. Any warranty of the Company hereunder or in any other Purchase Document or any other writing furnished by or on behalf of the Company to the Purchaser or any other Noteholder for the purposes of or in connection with, and in each case as referred to in, this Agreement or any such Purchase Document is or shall be incorrect when made in any material respect.

    SECTION VII.1.5. NON-PERFORMANCE OF CERTAIN UNDERTAKINGS. The Company shall default in the due performance and observation of any agreement contained in SECTION 6.2.3 (as it relates to the Company), 6.2.4, 6.2.5, 6.2.6, 6.2.7, 6.2.8, 6.2.9, 6.2.10, 6.2.11, 6.2.12 or 6.2.13.

    SECTION VII.1.6. NON-PERFORMANCE OF OTHER UNDERTAKINGS. Any Obligor shall default in the due performance and observance of any other agreement contained herein or in


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

any other Purchase Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Company by the Purchaser or the Required Noteholders.

    SECTION VII.1.7. JUDGMENTS. A final judgment not fully covered by insurance which, with other such outstanding final judgments against the Company and Subsidiaries, exceeds (to the extent of such uninsured portion) an aggregate of $500,000, shall be rendered against the Company or any Subsidiary and, within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, within 30 days after the expiration of any such stay, such judgment shall not have been discharged.

    SECTION VII.1.8. OWNERSHIP OF SURVIVING ROCKSHOX. The Company shall for any reason cease to own and hold, free of any Liens (except under the Pledge Agreement and Senior Pledge Agreement), 100% of the issued and outstanding Capital Stock of Surviving RockShox.

    SECTION VII.2. ACTION IF BANKRUPTCY. If any Event of Default described in CLAUSES (A) through (D) of SECTION 7.1.3 shall occur, the outstanding principal amount of all outstanding Notes and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

    SECTION VII.3. ACTION IF OTHER EVENT OF DEFAULT. If any Event of Default (other than any Event of Default described in CLAUSES (A) through (D) of SECTION 7.1.3) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Required Noteholders may, upon notice or demand, declare all or any portion of the outstanding principal amount of the Notes to be due and payable and any or all other Obligations to be due and payable, whereupon the full unpaid amount of such Notes and any and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.


                                 ARTICLE VIII

                                MISCELLANEOUS

    SECTION VIII.1. WAIVERS, AMENDMENTS, ETC. The provisions of this Agreement and of each Purchase Document may from time to time be amended, waived or otherwise modified, if such amendment, waiver or modification is in writing and consented to by the Company and the Required Noteholders; PROVIDED, HOWEVER, that no such amendment, waiver or modification:

         (a) which would modify any requirement hereunder that any particular action be taken by each Noteholder or by the Required Noteholders shall be effective unless consented to by each Noteholder; or

         (b) which would modify this Section or change the definition of "Required Noteholders" or which would extend the due date for, or reduce the amount of, any payment or prepayment of principal of or interest on any Note (or reduce the rate of interest on any Note) shall be made without the consent of each Noteholder.

No failure or delay on the part of the Purchaser or other Noteholder in exercising any power or right under this Agreement or any other Purchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Purchaser or any other Noteholder under this Agreement or any other Purchase Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

    SECTION VIII.2. NOTICES. All notices and other communications provided to any party hereto under this Agreement or any other Purchase Document shall be in writing or by telecopy and addressed or delivered to it at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if sent by mail or courier and properly addressed and prepaid, shall be deemed given when received; any notice, if transmitted by telecopy, shall be deemed given when transmitted.

    SECTION VIII.3. COSTS AND EXPENSES. The Company agrees to pay all expenses of the Purchaser for the negotiation, preparation, execution and delivery of this Agreement and each other Purchase Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Purchase Document as may from time to time hereafter be required (including the reasonable fees and expenses of counsel for the Purchaser from time to time incurred in connection therewith), whether or not the transactions contemplated hereby are consummated, and to pay all expenses of the Purchaser (including reasonable fees and expenses of counsel to the Purchaser) incurred in connection with the preparation and review of the form of any Instrument relevant to this Agreement or any other Purchase Document and the consideration of legal questions relevant hereto and thereto or to any restructuring or "work-out" of any Obligations. The Company also agrees to reimburse each Noteholder upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by such Noteholder in enforcing the obligations of the Company under this Agreement or any other Purchase Document.

     SECTION VIII.4. INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by the Purchaser, the Company hereby indemnifies, exonerates and holds the Purchaser and each other
Noteholder and each of their respective officers, directors, employees and agents (the "INDEMNIFIED PARTIES") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages and expenses actually incurred in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

         (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Note,

         (b) the entering into and performance of this Agreement and any other Purchase Document by any of the Indemnified Parties (including any action brought by or on behalf of the Company as the result of any determination by the Purchaser pursuant to ARTICLE III to not purchase the Subject Securities), or

         (c) any investigation, litigation or proceeding related to the Acquisition Agreement [or the Merger],


except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

    SECTION VIII.5. SURVIVAL. The obligations of the Company under SECTIONS 8.3 and 8.4 shall survive any termination of this Agreement. The representations and warranties made by the Company in this Agreement and in each other Purchase Document shall survive the execution and delivery of this Agreement and each such other Purchase Document.

    SECTION VIII.6. SEVERABILITY. Any provision of this Agreement or any other Purchase Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Purchase Document or affecting the validity or enforceability of such provision in any other jurisdiction.


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

    SECTION VIII.7. HEADINGS. The various headings of this Agreement and of each other Purchase Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such Purchase Document or any provisions hereof or thereof.

    SECTION VIII.8. COUNTERPARTS. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Company and the Purchaser and be deemed to be an original and all of which shall constitute together but one and the same agreement.

    SECTION VIII.9. GOVERNING LAW; ENTIRE AGREEMENT. This Agreement, the Notes, the Pledge Agreement, the Deferred Limited Interest Guaranty and each other Purchase Document shall each be deemed to be a contract made under and governed by the internal laws of the State of New York. This Agreement, the Notes, the other Purchase Documents and the Stockholders' Agreement constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

   SECTION VIII.10. JURISDICTION. For purpose of any action or proceeding involving this Agreement or any other Purchase Document, the Company hereby expressly submits to the jurisdiction of all Federal and State Courts located in the City of New York, State of New York and consents that it may be served with any process or paper by registered mail or by personal service within or without the State of New York, provided a reasonable time for appearance is allowed.

    SECTION VIII.11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that:

         (a) the Company may not assign or transfer its rights or obligations hereunder without the prior written consent of all Noteholders; and

         (b) the rights of sale, assignment, and transfer of the Notes are subject to Section 4.7.

    SECTION VIII.12. WAIVER OF JURY TRIAL. THE PURCHASER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER PURCHASE


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

DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS
(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PURCHASER OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PURCHASER ENTERING INTO THIS AGREEMENT.


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

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    RSx HOLDINGS, INC.

                                    By   /s/ ADAM E. MAX
                                       ______________________________
                                       Name:  Adam E. Max
                                       Title: President

                                    Address: c/o The Jordan Company
                                             9 West 57th Street
                                             New York, New York 10019

                                    Attention: Adam E. Max


                                    MCIT PLC

                                    By   /s/ JAMES E. JORDAN
                                       _________________________________
                                       Name:  James E. Jordan
                                       Title: Director


                                    Notices:    c/o Jordan/Zalaznick
                                                   Advisers, Inc.
                                                9 West 57th Street
                                                New York, New York 10019

                                    Attention:  Mr. James E. Jordan

                                    Payments to       Republic National Bank
                                    Existing Pool      of New York
                                    Nominee:          (ABA No. 026-0048-28)
                                                      452 Fifth Avenue
                                                      26th Floor
                                                      New York, New York 10018
                                                      Account No. 458105201


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


                                    Payments to      Republic National Bank
                                    New Pool           of New York
                                    Nominee:         (ABA No. 026-0048-28)
                                                     452 Fifth Avenue
                                                     26th Floor
                                                     New York, New York 10018
                                                     Account No.  318271680
                                                     (for interest and dividend
                                                     payments)

                                                     Account  No. 318271672
                                                     (for payments of principal
                                                     and returns of capital)

                                    Confirmation to: Mr. James E. Jordan
                                                     c/o Jordan/Zalaznick
                                                       Advisers, Inc.

                                     Telephone No.:   212-572-0840


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